[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.31

SOFTWARE RESELLER AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 20TH day of July, 2004 (the “Effective Date”) by and between Fast Search & Transfer International AS, a company organized and existing under the laws of the Kingdom of Norway and maintaining its principal place of business at Christian Frederiks plass 6 N-0154 Oslo, Norway (“FAST”), and Aptas, a company organized and existing under the laws of Delaware and maintaining its principal place of business at 1517 Blake Street, 2nd Floor, Denver, CO 80202 (“RESELLER”).

WHEREAS, FAST is a developer, owner and licensor of search software; and

WHEREAS, RESELLER is engaged in the business of marketing and selling computer software solutions, and in creating published web business(es) that employ search technologies; and

WHEREAS, the parties desire that RESELLER, on the terms and conditions set out herein, shall serve as a non-exclusive RESELLER of FAST Products worldwide (the “Territory”) and the following vertical market(s): search and directory providers and publishing markets (the “Designated Market”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.        DEFINITIONS.

1.1       Products. “Products” shall mean the object code copies of the software products listed in Schedule A and any subsequent updates and upgrades thereto, and all accompanying and associated Documentation, which RESELLER shall market and distribute in the Territory.

1.2       Customer. “Customer” shall mean an end—user of a Product in the Territory.

1.3       Documentation. “Documentation” shall mean program documentation, user manuals, handbooks and other materials describing the use, design, installation, operation and maintenance of the Products.

1.4       Trademarks. “Trademarks” and “Reseller Trademarks” shall mean the trademarks, service marks, trade names and logotypes authorized from time to time by FAST, and Aptas, respectively.

1.5       Derivative Works. “Derivative Works” shall mean a revision, enhancement modification, translation, abridgment, condensation or expansion of FAST Products or Documentation or any form in which FAST Products or Documentation may be recast, transferred, or adapted. For the avoidance of doubt, a Development is not a Derivative Work.

1.6       Development. “Development” shall mean any application, connector or other code developed by RESELLER under Section 2.2(iv) that is compatible with the Product.

2.        APPOINTMENT

2.1       Appointment. FAST hereby appoints RESELLER, and RESELLER hereby accepts appointment, as FAST’s non-exclusive reseller of the Products in the Territory during the term of this Agreement.

2.2       License Grant. In exchange for payment of the participation fee referenced in Section 3.1, and subject to all the other terms and conditions of this Agreement, FAST hereby grants to RESELLER a non-exclusive and non-transferable right and license during the term of this Agreement in the Territory and with respect to the Designated Market only: (i) To market, promote, advertise, sell and distribute the Products directly to Customers; (ii) to market, promote, advertise, sell and perform support and maintenance services related to the Products only under RESELLER’s own name and not as a subcontractor of FAST, unless mutually agreed upon on a case by case basis; (iii) to use up to three copies of the Product to provide demonstrations to prospective Customers, so long as such copy is at all times under the control of RESELLER and not left with the prospective Customer; (iv) to use one copy of the Product to develop Developments under additional terms set forth in Section 8 below and (v) distribute evaluation copies of the Products free of charge to prospective customers. RESELLER shall not (a) modify the Products or create Derivative Works thereof; (b) merge the Products with other software; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Products; (d) disclose to third parties the results of any bench tests performed on the Products without FAST’s prior written consent; or (e) otherwise use, copy or distribute the Products except as expressly allowed hereunder.

2.3       Trademark License. In connection with RESELLER’s activities authorized pursuant to this Agreement, RESELLER is granted a non-transferable, non-exclusive right to use the Trademarks in accordance with instructions given from time to time by FAST. RESELLER shall not attach any additional trademarks, service marks, or trade names to any Products and shall not use FAST’s trademarks as part of RESELLER’s trademarks, service marks or trade names or in any other manner that would tend to imply that RESELLER has an affiliation with FAST other than as set forth in this Agreement

2.4       Title. FAST and its suppliers retain the ownership of all right, title and interest in and to the Products, Documentation, Trademarks, and all patents, copyrights and other proprietary rights therein, and RESELLER shall acquire no rights therein except as expressly set forth in this Agreement. FAST shall own all rights, title and interest in all Derivative Works to the Products, and RESELLER shall own all rights, title and interest in all Developments. RESELLER shall take no action, which may adversely affect or impair FAST’s ownership of such materials and rights. For the avoidance of doubt, “Developments”, as that terms is defined in section 8.2 below, shall not be deemed “Derivative Works” to the Products.

3.        RESELLER’S GENERAL OBLIGATIONS.

3.1       Distribution Rights and Participation Fee. In exchange for the promise to pay FAST a one-time participation fee of [***] RESELLER is authorized to distribute and deliver Products to Customers in the Designated Market in the Territory under the terms hereof and to identify itself in the market place as a “FAST authorized reseller”. This fee shall be due and payable thirty days after receipt of invoice from FAST.

3.2       Marketing. RESELLER shall be responsible for the promotion and marketing of the Products. RESELLER and FAST will use reasonable commercial efforts to further the joint interests of both parties and to maximize the joint and separate market opportunity in the Territory. Furthermore, RESELLER shall use due diligence in safeguarding the interests of FAST and shall keep FAST informed of its activities as well as market conditions within the Territory.

3.3       Pricing. Pricing of Products to Customers shall be at the discretion of RESELLER.

3.4       End-User License Agreements and Evaluation Agreements. (a) RESELLER shall be responsible for entering into a binding end-user license agreement with Customer (“EULA”), which complies in all respects with the language, copyright and other laws of the country of distribution. The terms and conditions of the EULA, including but not limited to the warranties, limitations of liability and grant of license, and intellectual property provisions, shall be at least as restrictive as FAST’s standard terms and conditions, a current example of which is attached hereto as Schedule C, and shall specify (i) that RESELLER shall assume sole liability vis-à-vis the Customer for product performance; (ii) that FAST shall be a third-party beneficiary of the EULA. RESELLER shall maintain a copy of the EULA for each Customer, and shall, promptly following execution of such agreements, provide FAST with a copy and (iii) that Customer may not use the Products to power an auction-model pay-for-placement service. For the avoidance of doubt, the prohibition in 3.4(a)(iii) shall not bar a Customer from using the Product on the same website as other software which interfaces with the Product and which powers an auction-model pay-for-placement service. (b) If RESELLER wishes to provide a prospective Customer with a copy of the Products for the sole purposes of evaluation, RESELLER may do so only under the terms of a binding agreement with the prospective Customer that (i) disclaims all performance warranties; (ii) is for a term of no more than 30 days, (iii) limits use to evaluation only, and (iv) is free of charge.

3.5       Enforcement of End User License Agreement and Evaluation Agreement. If RESELLER learns of any breach of a EULA or Evaluation Agreement that could damage FAST (or its third party licensors), RESELLER shall promptly notify FAST in writing, and the parties will determine a mutually acceptable course of action. Nothing shall preclude FAST from taking corrective action without RESELLER’s consent, so long as RESELLER is actively consulted and copied on all such actions. In addition, if a breach of an EULA or an Evaluation Agreement occurs that would, in FAST’s opinion, result in irreparable harm to FAST (and/or its third party licensors) unless injunctive or other equitable relief is granted to restrain the violation, RESELLER shall, as requested by FAST, either (i) use its best efforts to obtain such equitable relief as promptly as reasonably possible or (ii) assign its rights under the EULA or Evaluation Agreement to FAST to permit FAST to seek such equitable relief. RESELLER’s foregoing obligations to enforce the EULAs or Evaluation

Agreements as necessary to protect the interest of FAST and its third party licensors shall survive expiration or termination of this Agreement.

3.6       Compliance with Laws. At all times, RESELLER shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement. RESELLER shall indemnify FAST for any costs, expenses, injury and damage caused to FAST as a result of RESELLER’s failure to comply with applicable laws, rules, ordinances, decrees and regulations.

3.7       Other Obligations. RESELLER shall have the following specific obligations with respect to the marketing and distribution of Products:

3.7.1   To use commercially reasonable efforts to further the marketing, license and distribution of Products, including taking the necessary actions to protect against improper copying

3.7.2   To promptly respond to all inquiries from prospective Customers, including complaints, process all orders and affect all shipments of Products; and

3.7.3   To conduct a mutually agreed upon scheduled business development dialog with FAST to discuss sales pipeline progress and to coordinate lead development to the benefit of both parties..

3.7.4   To provide FAST with a quarterly revenue forecast for each upcoming quarter.

3.8       RESERVED

3.9       Customer Satisfaction. The Products are technically complex and require high-quality, individualized pre-marketing and post-marketing support. This support is necessary to achieve and maintain high Customer satisfaction. RESELLER agrees that high Customer satisfaction is a condition of its continued authorization by FAST. RESELLER agrees that it will not market and sell the products in geographical areas where it does not have the ability to support them. In addition, in order to help ensure high Customer satisfaction, RESELLER agrees;

•         To report to FAST promptly all actual problems with any Product that, in RESELLER’s judgment have the potential to materially impact the Customer’s reasonable enjoyment of FAST Products

•         To maintain a shipment report identifying the Customer, the Product sold, the date of sale, and the quantities of the Products sold:

•         To retain all shipment reports for three (3) years after the date of sale, and assist FAST, upon request, in tracing a product to a Customer in distributing critical product information, or in discovering unauthorized marketing or infringing acts;

•         To conduct business in a manner that reflects favorably at all times on the products, goodwill and reputation of FAST;

•         To avoid deceptive, misleading or unethical practices that are or might be detrimental to FAST or the FAST Products;

•         To refrain from making any false or misleading representations with regard to FAST or the Products; and

•         To refrain from making any representations, warranties or guarantees to customers with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by FAST, or representations made by FAST employees.

4.        FAST’S GENERAL OBLIGATIONS.

4.1       Documentation.   The Documentation shall be the most recent version distributed by FAST in the English language in the form of document files and one (1) set in hardcopy. RESELLER acknowledges that the Documentation is protected by copyright and may be reproduced or translated only as permitted in this Agreement. Any translations of Documentation are derivative works and are owned by FAST.

4.2       Marketing Materials.   FAST agrees to provide, upon request, internally developed Product marketing communications materials via electronic media in the English language for translation and duplication, as appropriate, to RESELLER. FAST hereby grants to RESELLER the non-exclusive, non-transferable right to reproduce and use any such materials during the term of this Agreement, but not to modify such materials without prior written permission from FAST.

4.3       Compliance with Laws.   At all times, FAST shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement.

4.4       Software Developer’s Kit.   FAST shall provide Reseller with a software development kit (the “SDK”), containing all APIs related to the Products as well as relevant development tools and examples of code and applications. FAST shall provide Reseller with support with respect to the SDK while this Agreement is in effect, in accordance with Schedule B-1 attached hereto.

5.        SUPPORT AND MAINTENANCE; TRAINING

5.1       Support with respect to Customers.   RESELLER shall be solely responsible for providing first tier technical support to Customers as described in Schedule B, unless otherwise agreed upon on a case by case basis. FAST shall provide RESELLER with second and third tier technical support with respect to Customers in accordance with Schedule B. RESELLER shall be responsible for all communications with Customer.

5.2       Service Level Objectives.   If RESELLER offers to provide its Customers with support and maintenance that exceeds FAST’s service level objectives as set out in Schedule B hereto FAST will not be obligated to support such service levels unless FAST has agreed to do so in writing. FAST will keep RESELLER informed as to FAST’s schedule for new versions and releases of the Products.

5.3       Training.   RESELLER shall ensure that the primary member of RESELLER’s staff engaged in negotiating obligations and supporting the Products is trained and certified by FAST within 90 days of the Effective Date. RESELLER shall bear all expenses incurred by or on behalf of its own staff in connection with the training, but shall be entitled to four man-days of training free, and to a fifty percent (50%) discount off of FAST’s standard list prices for training in excess of four person-days. If any training upon request by RESELLER takes place elsewhere than at FAST’s place of business, RESELLER shall bear all expenses incurred by FAST and its staff in relation to the offsite training, including expenses related to accommodation, meals and travel.

5.4       Updates and Upgrades.   FAST will make Updates and Upgrades (as these terms are defined in FAST’s standard terms and conditions) available to RESELLER when they become commercially available. RESELLER is responsible for distributing such Updates and Upgrades to existing Customers who subscribe to maintenance and support within six months of receiving such Updates or Upgrades from FAST. At such time as an Update or Upgrade is made available, RESELLER will cease marketing and distributing the previous version of the Product to new Customers. Notwithstanding the foregoing, if RESELLER has developed any applications, connectors or other code under Section 2(iv) (hereinafter referred to as “Developments”) that are not compatible with updated or upgraded versions of the Product, then RESELLER may continue to distribute the previous version of the Product until such time as it has updated its Developments or for three months after the time an Update or Upgrade is made available, whichever occurs first. FAST may cease support of any version of the Product one year after a new version is made available, and RESELLER is advised to update, in a timely manner, any Development to the extent necessary for such code to be compatible with new versions of the Product.

6.        REGISTRATION/ORDERING.

6.1       Product Registration.   RESELLER is required to register all Customers of Products with FAST in accordance with then current FAST registration procedures.

6.2.      Ordering.   RESELLER shall order products from FAST on a customer by customer basis, by means of the FAST Product Order Form via telefax or electronic communications in accordance with the standard FAST ordering procedures. All orders shall be subject to FAST’s acceptance, which shall not be unreasonably withhold.

7.        PAYMENT TERMS.

7.1       FAST shall make Products and associated maintenance and support available to RESELLER at [***] off FAST’s then-current list prices, which prices may change from time to time on thirty days written notice to RESELLER. Notwithstanding the foregoing, the parties may agree to a steeper discount on a case by case basis in the event special circumstances arise, such as the opportunity to sell to a Customer of particular strategic importance who is demanding favourable pricing. In the event a steeper discount is agreed upon, RESELLER shall get credit (for purposes of determining whether RESELLER has met the minimum due under 7.3 below) for the price agree upon plus 1/2 the difference between the price agreed upon and [***] off list. FAST shall issue an invoice for ordered software and services which shall be payable by RESELLER within thirty days of receipt. Payment by RESELLER is due regardless of when or whether RESELLER is paid by its Customer. Late payments shall accrue interest at the rate of 12% annually, and RESELLER shall reimburse FAST for all costs of collection incurred.

All payments due hereunder are exclusive of all sales taxes, use taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon FAST’s net income. When FAST has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by RESELLER unless RESELLER provides FAST with a valid tax exemption certificate authorized by the appropriate taxing authority.

In the event that any withholding taxes or any other similar taxes are imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement RESELLER shall pay such taxes in such amounts as are necessary to ensure that FAST receives the full amount of the fee required under the first paragraph of this Section 7.1.

7.2.      Audit Rights Records.   RESELLER agrees to allow FAST to examine its records to determine compliance or noncompliance with this Agreement. Any examination will be conducted only by an authorized representative of FAST, such representative to be a qualified third party and will occur during regular business hours at RESELLER’s offices and will not interfere unreasonably with RESELLER’s business activities. A regional or national Certified Public Accounting firm or a law firm will automatically be deemed to be a qualified third party. Examinations will be made no more frequently than twice per contract year, and FAST will give RESELLER ten (10) business days or more prior written notice of the date of the examination and the name of FAST’s authorized representative who will be conducting the examination. The audit will be conducted at FAST’s expense unless the results of such audit establish that inaccuracies in the quarterly reports have resulted in underpayment to FAST of more than (5%) of the amount due in any quarter, in which case RESELLER shall pay within 30 days all amounts due and bear the expenses of the audit. In the event a second instance of a more than a 5% underpayment is discovered, FAST, at its option, will have the right to terminate the Agreement for cause with 15 days notice, in addition to any other rights FAST may have hereunder or at law. In the event a 5% underreporting is found, the examiner will give FAST an examination report containing the type of error(s), number of customers affected and the dollar amount. If it is discovered that the RESELLER has distributed the product through unauthorized agents or other third parties, the names of such agents, or third parties may be revealed to FAST.

7.3       Minimum Due.   For the first 18 months that this contract is in effect and each 12-month period thereafter, RESELLER shall order a minimum of [***] of total Products and Services from FAST, unless otherwise negotiated and agreed upon in writing. Orders under this Agreement and an Application Services Provider agreement that the parties expect to enter into shall be combined to determine whether such minimum is met.

8.        DEVELOPMENT RIGHTS AND OBLIGATIONS.

8.1       In connection with RESELLER’s exercise of the rights set forth in Section 2.2(iv) above, FAST shall provide RESELLER with necessary APIs and documentation. In addition, RESELLER may obtain support from FAST’s professional services department at hourly rates then in effect.

8.2       Prior to distributing any application, connector or other code developed under Section 2.2(iv) (hereinafter referred to as a “Development”), RESELLER shall provide such Development to FAST solely for purposes of testing and evaluation, at FAST’s sole expense, to determine compatibility between the Development and the Product. If FAST opts to perform such testing and evaluation, it shall treat the results thereof as confidential. If FAST, in its reasonable discretion, determines that the Development is not compatible with the Product, FAST may terminate this Agreement upon thirty days written notice if RESELLER fails to modify the Development so that it is compatible within that time frame.

8.3       RESELLER shall indemnify and hold FAST harmless from any third party claims and resulting losses, costs, liabilities and expenses (including reasonable attorney’s fees) related to Developments.

8.4       RESELLER shall modify Developments to the extent necessary for them to work with updated versions of the Product, within a time-frame that will allow RESELLER to comply with its obligations under Section 5.4 above.

9.        WARRANTY AND INDEMNFICATION.

9.1       Limited Warranty.   FAST warrants as follows:

9.1.1    FAST is the owner or licensee of all intellectual property rights in and to the Products and there is no pending litigation against FAST which could materially impact upon its ability to perform its obligations under this Agreement.

9.1.2    FAST has full power and right to license the Products and perform all other terms of this Agreement, and the use of the Products, or the exercise of the licenses granted hereunder, will not violate or interfere with the intellectual property or contractual rights of any third party, including without limitation, those rights arising under copyright, trademark, trade secret or patent law, provided, however that FAST shall not be liable for breach of representation and warranty if a violation or interference occurs by reason of software or content supplied by RESELLER, Customer, content owners, or other third parties. FAST further warrants that RESELLER’s exercise of its rights in accordance with the terms and conditions herein will not violate the terms of FAST’s agreement with Overture.

9.1.3    Indemnification by FAST.   FAST agrees to indemnify and hold harmless RESELLER, from and against any and all third party claims and resulting losses, costs, liabilities, and expenses (including reasonable attorney’s fees), arising as a result of or in connection with FAST’s breach of any of the representations and warranties in Section 9.1.1 or Section 9.1.2 or of any representation or warranty contained in a EULA, provided (i) RESELLER promptly gives written notice of any claim to FAST; (ii) at FAST’s expense, RESELLER provides any assistance which FAST may reasonably request for the defense of the claim; and (iii) FAST has the right to control of the defense or settlement of the claim. Notwithstanding the foregoing, FAST shall not be obligated to indemnify RESELLER to the extent the claim would not have arisen but for RESELLER’s negligent or wrongful act or omission, or for claims arising out of the RESELLER’s EULA if the RESELLER’s EULA is less restrictive than FAST’s standard terms and conditions set forth in Schedule C.

9.1.4    FAST warrants that, for a period of ninety (90) days from the delivery, the CD or other media on which the Products are furnished (“Media”) shall be free from defects in materials and workmanship under normal use and service.

In the event that such media is proven to be defective, FAST’s entire liability and RESELLER’s sole and exclusive remedy shall be replacement of the media or such part of the media not meeting FAST’s limited warranty, provided that RESELLER returns the media or such part of the media to FAST with a copy of RESELLER’s dated receipt. If failure of the media or any part of the media has resulted from accident, abuse, or misapplication of the Products, then FAST shall have no obligation to replace the media or any such part of the media under this limited warranty.

9.1.5    Indemnification by RESELLER.   RESELLER agrees to indemnify and hold harmless FAST from and against any and all third party claims and resulting losses, costs, liabilities, and expenses (including reasonable attorney’s fees), arising as a result of or in connection with (i) any breach by RESELLER of its obligations under this Agreement; (ii) the negligent or intentional acts or omissions of RESELLER, its employees or agents, and (iii) any representation, warranty, promise or assurance made or granted by RESELLER to a Customer or prospective customer.

10.      LIMITATION OF LIABILITY.

10.1     IN NO EVENT SHALL FAST AND IT LICENSORS OR RESELLER BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN APPRISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES

OCCURRING, OR WHETHER CLAIMS ARE BASED OR REMEDIES ARE SOUGHT IN CONTRACT OR TORT OR OTHERWISE.

10.2     EXCEPT AS SET FORTH IN SECTION 9.1, IN NO EVENT SHALL FAST’S OR ITS LICENSORS’ TOTAL CUMULATIVE LIABILITY FOR ANY DAMAGES TO RESELLER OR ANY OTHER ENTITY EVER EXCEED THE AGGREGATE FEES PAID BY RESELLER TO FAST.

11.      CONFIDENTIALITY.

11.1     Non Disclosure.   The parties agree that any Confidential Information provided under this Agreement shall be held and maintained in strict confidence. Each party agrees to protect the confidentiality of such information in a manner consistent with the way a reasonable person would protect similar Confidential Information. “Confidential Information” means the information and materials noticed or marked by FAST or RESELLER as confidential and proprietary, or which should reasonably be understood as confidential and proprietary given the nature of the information or materials. “Confidential Information” does not include information that (i) is already known to the receiving party at the time it is disclosed and has not been obtained wrongfully, (ii) becomes publicly known without fault of the receiving party, (iii) is independently developed by the receiving party, (iv) is approved for release in writing by the disclosing party, (v) is disclosed “without restriction by the disclosing party to a third party, or (vi) is disclosed pursuant to legal obligations beyond the control of the disclosing and receiving parties.

11.2     Legal Action.   At FAST’s request, RESELLER shall cooperate fully with FAST in any and all legal actions taken by FAST to protect its rights in the Products and in the FAST Confidential Information.

12.      TERM AND TERMINATION.

12.1     Term.   This Agreement shall take effect on the Effective Date and shall continue in force for eighteen months. Thereafter it will be automatically renewed for one (1) year renewal terms unless terminated by either party with 90-day notice prior to the end of the initial or any renewal term.

12.2     Termination.   Notwithstanding the provisions of the foregoing, this Agreement may be terminated in accordance with the following provisions:

12.2.1  Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon receipt, should the other party be in material breach of this Agreement and fail to cure such breach within thirty (30) days of written notice thereof, file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, or go into liquidation or receivership or otherwise lose control over all or substantially all of its business.

12.2.2    Either party may terminate this Agreement for any reason upon 90-day written notice to the other party.

12.3     Rights and Obligations on Termination or Expiration.

12.3.1  Except as provided below termination or expiration of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable. RESELLER shall be released from the minimum commitment obligation to FAST as specified in Section 7.3 if i) this Agreement is termination by RESELLER for cause pursuant to Section 12.2.1 or ii) this Agreement is terminated by FAST upon 90-days written notice pursuant to Section 12.2.2.

12.3.2  Upon termination or expiration of this Agreement, RESELLER shall: (1) immediately return to FAST or destroy (i) all media containing the Products; (ii) all originals and copies of the Products, manuals, Documentation, product literature, fee schedules, and other written materials provided by FAST; or (iii) all Confidential Information and other property of FAST, provided that such materials or information are in RESELLER’s possession or under its control; (2) immediately discontinue holding itself out as a distributor of the Products, shall destroy all advertising and promotional materials in its possession or control bearing any Trademarks, and shall remove all signs bearing Trademarks or otherwise identifying RESELLER as a representative of FAST; and (3) deliver to FAST a document executed on behalf of RESELLER certifying RESELLER’s compliance with this Section.

12.3.3  Termination or expiration of this Agreement does not affect any sublicenses granted by RESELLER to Customers in accordance with this Agreement. However, in the event of such termination or expiration, FAST shall have the option of assuming first tier support for all then-current Customers, and RESELLER shall in such event refund to FAST a prorata share of all maintenance and support fees collected from such Customers, based on the time remaining in such Customers’ then-current maintenance and support term.

13.      GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Massachusetts. Both parties hereby irrevocably submit any disputes under this Agreement to the jurisdiction of the state and Federal courts located in Boston, Massachusetts.

14.      MISCELLANEOUS.

14.1     Relationship.   This Agreement does not make either party the employee, franchisee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

14.2     Assignment.   RESELLER shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of FAST, which shall not be unreasonably withheld. Any prohibited assignment shall be null and void. FAST may transfer its rights and obligations hereunder to any company or other legal entity that is controlled by, controls or is under common control with FAST, so long as it does not present meaningful conflicts with RESELLER’s business. This Agreement shall inure to the benefit of and shall be binding on the successors and permitted assigns of the parties.

14.3     Entire Agreement.   This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties as well as all proposals, oral or written and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this agreement. The parties acknowledge that they have not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

14.4     Amendment.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

14.5     Severability.   In the event that any of the terms of this Agreement are in conflict with any applicable rule of law or statutory provision or otherwise unenforceable under applicable laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

14.6     Counterparts.   This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof. Any translation of this Agreement into any other language shall be for convenience purposes only and shall not be binding on any party.

14.7     Delay or Omission Not Waiver.   No delay or failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

14.8     Export.   RESELLER may not download or otherwise export or re-export any underlying software, technology or other information from the Product except in full compliance with all U.S. and other applicable laws and regulations. In particular, but without limitation, none of the underlying information or technology may be downloaded or otherwise exported or re-exported (i) into (or to a national or resident of) any country to which the U.S. has embargoed goods, or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s or State Department’s Table of Denial Orders.

14.9     No Third Party Beneficiaries. No entities not a party to this Agreement shall be deemed third party beneficiaries hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FOR Fast Search & Transfer International AS		FOR	Aptas, Inc.

By:	/s/ [ILLEGIBLE]	By:	/s/ Perry Evans

Its:	COO	Its:	CEO

Schedule A

Products

FAST Data Search™ for eeCommerce

FAST Data Search for eCommerce is available for a 2-year term with standard level maintenance and support included, or for a perpetual term; standard level maintenance and support provided at [***] of License Fee; premium level maintenance and support provided at [***] of License Fee (minimum [***]/year).

Schedule B

FAST Data Search Support

1.        SUPPORT

This Schedule sets forth the interface between FAST and RESELLER regarding the resolution of problems with FAST Licensed Software.

Annual Maintenance and Support Fee(s) shall entitle the RESELLER to the maintenance services described in the Terms and Conditions as well as telephone, e-mail and Web-based support as defined in this Schedule. By way of example, The Annual Maintenance and Support fee does not include on-site technical support, first-tier support, training, professional services or related travel expenses.

A.       RESELLER’s Responsibilities

FAST and RESELLER will work together to provide tiers 2 and 3 support for the FAST Licensed Software that RESELLER sells. RESELLER shall provide “Tier 1” support to Customer on issues, problems and questions related to the FAST Licensed Software. FAST will provide Tier 2 & 3 support to RESELLER with respect to problems reported to RESELLER by Customers who have purchased maintenance and support for the Licensed Software.

Once a support request is transferred to FAST for tiers 2 & 3 support, RESELLER will continue to maintain ownership of all customer communications. This will help minimize confusion on the customer side.

On occasion should an issue require FAST to directly interface with customer, RESELLER is responsible for setting up a 3 way communication between customer, RESELLER and FAST. In such an event, RESELLER shall continue to be the main point of contact for the customer and maintain ownership of the support request.

Before any service request is made to FAST, RESELLER will provide first tier support for all technical support requests to attempt to identify the cause of a given problem. Expectations for tiered support are defined below.

If during the course of the first tier support process, a technical problem is isolated that is related to the FAST Licensed Software, then RESELLER shall notify FAST Technical Product Support as set out below.

Only RESELLER personnel whose name, department, location, e-mail address and phone number have been provided to FAST by email shall be permitted to contact FAST Technical Product Support, RESELLER may designate up to three such individuals.

Tier Descriptions

The following section describes in detail the guidelines for Tier 1, Tier 2 and Tier 3 support.

First Tier Support

•         Receiving the support request from the Customer (via the web, phone or email)

•         Validating the customer as an authorized caller

•         Collecting relevant technical problem identification information

•         Assigning a severity level to the call

•         Filtering non-technical problems from real technical issues

•         Validating that the technical root cause resided within the FAST technology

•         Creating a case documenting the problem

•         Establishing and maintaining customer communications

•         Providing general product information

•         Escalating the case to tier 2 as necessary

Second Tier Technical Product Support

•         Performing basic research and triage

•         Problem isolation and product defect determination

•         Providing general product information for supported functionality and features.

•         Establishing and maintaining RESELLER support communications

•         Establishing, researching and maintaining FAQs and Solutions knowledgebase about FAST products.

•         Debugging Issues

•         Lab simulation

•         Action plan definition

•         Escalating the case to tier 3 as necessary

Third Tier Development Product Support

•         Validation of product defect

•         Action plan definition

•         Fix software bugs or generate work-arounds

•         Troubleshoot bugs, cases and issues that Tier II support is unable to bring to resolution

•         Escalate case to engineering for bug fix

•         Coordinate software patches with Tier II and RESELLER support organization

B.                   When and How to Make Requests for Problem Resolution

1.                    Reseller has 24x7 access to an automated e-mail reporting service through which support requests are logged and Ticket (ID)s Issued within thirty minutes. This service can be reached at

fds-support@fastsearch.com

2.                    In cases where RESELLER is not able to reach FAST Technical Product Support via e-mail, receives no replies from FAST or when RESELLER’s Customer is a subscriber to standard level support and has critical problems that must be addressed urgently, RESELLER can also call the following numbers that may be staffed by non-technical personnel of FAST or a third party contractor of FAST:

Phone: +1 781 304 2458 (Served during standard EST business hours)

Phone: +47 23 01 12 12 (Served during standard CET business hours)

3.                    RESELLER also has access to an Emergency Telephone Hotline that is available 24x7x365 only for Severity 1 issues that are raised by Customers who have purchased Premium level support. This hotline, the telephone number for which will be provided to RESELLER after execution of the License Agreement, must be used when reporting Severity 1 problems to FAST.

4.                    FAST Technical Product Support is available for the resolution of specific technical problems only; RESELLERs with non-technical issues should contact their account manager. RESELLERs interested in increasing their general knowledge about how to utilize FAST Data Search are encouraged to enroll in one of FAST’s educational programs.

C. When and How FAST will Respond to Requests for Problem Resolution

A knowledgeable FAST support engineer will respond to RESELLER’s request for problem resolution based on the case severity level, as described below.

1.        Support Response Objectives

Case Severity	Standard Support	Premium Support
1

Within 2 hours after logging the issue, provided the issue is reported between 9:00 CET and 23:00 CET (i.e., between 3:00 am EST and 5:00 pm EST) Monday through Friday excluding holidays.

Issues reported during the above hours will be responded to the following business day.

Within 1hour after logging the issue and calling the emergency hotline.

2	Within 2 working days after logging the issue.	Within next working day after logging the issue.

3	Within 1 working week after logging the issue.	Within 1 working week after logging the issue.

2.        Problem Resolution

Resolution will consist of either a Work Around, an Interim Solution or a Permanent Solution. Problems that require an Interim Solution will be considered resolved when the test used to reproduce the problem demonstrates the corrected behavior Note: FAST is not responsible for resolving problems arising from errors in equipment or software not provided by FAST or errors made by individuals who are not FAST employees or contractors.

3.        Resolution Objectives

Case Severity	Work Around	Interim Solution	Permanent Solution

1	Standard Support: Provided within 5 working days.	Standard Support: Provided within 2 working weeks if no Work Around is possible.	Standard Support: included in next release.

	Premium Support: Provided within 48 hours.	Premium Support: Provided within 1 working week if no Work Around is possible.	Premium Support: Included in next release.

2	Standard Support: Provided within 2 working weeks.	Standard Support: Provided within 1 working month.	Standard Support: Included in next release.

	Premium Support: Provided within 1 working week.	Premium Support: Provided within 1 working month.	Premium Support: Included in next release.

3	Next release.	N/A	When deemed feasible by FAST.

4.        Severity Definitions

Severity Level	Description
1

A Severity 1 problem exists if any FAST Licensed Software or major function thereof is (i) inoperative, or (ii) is experiencing terminable/intermittent problems that is having a significant impact on the Customer’s ability to use FAST Licensed Software.

2

A Severity 2 problem exists if functionality of the FAST Licensed Software is found to be defective or absent, or contains a problem that renders FAST Licensed Software difficult, but not impossible to use.

3

A Severity 3 problem exists if the customer experiences a non-critical degradation of performance, or experience minor problems that need correction in either FAST Licensed Software or the relevant FAST product manuals.

5.        Escalation within FAST

Once FAST Technical Product Support is notified as above, the FAST support organization will be notified and will start verifying the problem. Once the problem is verified by the FAST support organization, the request will be handed over to product development if no resolution is immediately available.

The assigned support engineer follows up the issue internally within FAST and will according to the resolution objectives set forth above attempt to send out work-arounds and Interim or Permanent Solutions.

D.           Definitions

“Bug” means an inconsistency between FAST Licensed Software behavior and FAST Licensed Software Documentation.

“Interim Solution” means a short-term code-fix delivered as a hotfix or a patch from FAST to the customer.

“Permanent Solution” means, an Update of the FAST Licensed Software in which the problem has been resolved to conform to the FAST Licensed Software specification contained in the Documentation.

“Reproducible Test Case” means a test case that demonstrates in a small code sample, usually less than 100 lines, or in a detailed textformat, the specific syntax or case that causes the problem. The test case must demonstrate the inconsistencies with the FAST Licensed Software Documentation.

“Work Around” means a temporary solution to a problem. A Work Around will be replaced with a Permanent Solution unless otherwise agreed to by Customer.

Other capitalized terms have the meanings assigned to them in the License Agreement.

Schedule B 1
FAST SDK Support

FAST SDK Support

This Schedule sets forth the interface between Fast Search and Transfer (FAST) and the RESELLER regarding the resolution of problems with the FAST Data Search Software Development Kit (“SDK”).

The SDK is a toolbox containing all APIs related to FAST Data Search as well as relevant development tools and code/application examples.

By way of example, SDK Support does not include on-site technical support, training, professional services or related travel expenses.

A.        RESELLER’S Responsibilities

1.         Before any service request is made to FAST, RESELLER shall attempt to identify the cause of the given problem.

2.         If during the course of this process, a technical problem is isolated that is related to the FAST SDK, then RESELLER shall notify FAST SDK Support as set out below.

3.         Only RESELLER personnel whose name, department, location, e-mail address and phone number have been provided to FAST by email shall be permitted to contact FAST SDK Support.

B.        When and How to Make Requests for Problem Resolution

1.         All subscribers have 24x7 access to an automated e-mail reporting service through which support requests are logged and Ticket (ID)s issued within thirty minutes. This service can be reached at

sdk-support@fastsearch.com

2.         In cases where RESELLER is not able to reach FAST SDK Support via e-mail or receives no replies from FAST, RESELLER can also call the following numbers that may be staffed by non-technical personnel of FAST or a third party contractor of FAST:

Phone: +1 781 304 2458 (Served during standard EST business hours)
Phone: +47 23 01 12 12 (Served during standard CET business hours)

3.         FAST SDK Support is available for the resolution of specific technical problems with the FAST SDK only; support of FAST Data Search is governed by the terms of Schedule B; FAST is not responsible for resolving problems arising from errors in equipment or software not provided by FAST or errors made by individuals who are not employees or contractors of FAST.

4.         RESELLERs with non-technical issues should contact their FAST account manager.

5.         DEVELOPERS INTERESTED IN INCREASING THEIR GENERAL KNOWLEDGE ABOUT HOW TO UTILIZE FAST SDK ARE STRONGLY ENCOURAGED TO ENROLL IN FAST UNIVERSITY’S SOFTWARE DEVELOPER CERTIFICATION TRACK.

C.        When and How FAST will Respond to Requests for Problem Resolution

1.         Support requests will be handled in the order received.

•         Average time to respond to requests for support = 1 business day from time request was acknowledged by FAST

RESELLER can track its current FAST SDK questions and incidents via FAST’s web-based ticket tracking system at https://www.ticket.fast.no

Escalation

If bugs logged to FAST SDK support cannot be resolved by the SDK support team, they will be escalated to FAST SDK development team. FAST SDK development team will provide status feedback.

SDK updates can be but are not limited to the following methods:

•          Delivery of an SDK patch

•          Inclusion of a fix in next FAST SDK release with schedule provided to RESELLER

SCHEDULE C
FAST’s STANDARD TERMS AND CONDITIONS

NOTE: the terms and conditions found on the following pages are the terms and conditions for the perpetual license versions of FAST Data Search. The terms and conditions for the two year license versions of FAST Data Search are slightly different, given that the license is for an initial term of 2 years with maintenance and support included in the license fee.

FAST Company Confidential

1. Definitions

In this License Agreement the following words and expressions have the following meanings:

(1)       “Add-on Module” shall mean software module(s) that at any time may by added on to the Base Package as further described in Schedule A hereto:

(2)       “Affiliate” shall mean in relation to any party, any company or other legal entity, that is controlled by, controls or is under the common control with the party;

(3)       “Annual Maintenance and Support Fee” shall mean the amount identified as such in the Order Form;

(4)       “Base Package” shall mean the base package of Licensed Software as further described in Schedule A hereto;

(5)       “Capacity Increase” shall mean the additional capacity increase to the Licensed Software that may be obtained by a Customer during the term of this License Agreement, as set out in Schedule A hereto:

(6)       “Documentation” shall mean all related user documentation and manuals, in whatever medium, regarding the proper installation and use of the Licensed Software;

(7)       “Effective Date” means the day and year written in the signature field for FAST in the acceptance section in the Order Form;

(8)       “Total Software License Fee” shall mean the aggregate fee set forth in Order Form Section 1.5;

(9)       “License Agreement” shall mean all contractual documents as defined in the Order Form;

(10)     “Licensed Software” shall mean licensed computer software identified as such in the Order Form together with the Documentation;

(11)     “Term” shall have the meaning set forth in Section 19 of the Terms and Conditions;

(12)     “Upgrade” shall mean the release of a version of the Licensed Software containing major changes to the structure of the Licensed Software where important new features may be added. The change to an Upgrade will be recognized by an increase in value of the primary version number (e.g. version 3.x to be replaced by version 4.x);

(13)     “Update” shall mean the release of a version of the Licensed Software containing improvements and adjustments to the Licensed Software, however not including major structural changes and/or new important features. The change to an Update will be recognized by an increase in value of the secondary version number (e.g. version 3.0 to be replaced by version 3.1).

2. License Terms

FAST grants to the Customer a perpetual (except as otherwise provided herein), non-exclusive, non-transferable and non-sublicensable license (“License”) to use the Licensed Software within the limits for source data volume and queries per second set forth in the Order Form and Schedule A, in object code or other machine executable format and the Documentation during the Term and according to the terms and conditions set out herein.

Customer may copy the Licensed Software for back-up or archival purposes, provided that any copy contains all of the original Licensed Software’s proprietary notices. Customer may not: (i) permit other entities or individuals to use the Licensed Software except under the terms listed herein, (ii) modify, translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restriction and provided that Customer has first requested from FAST the tools necessary to create interoperable programs), or create derivative works based on the Licensed Software, (iii) copy the Licensed Software (except as specified herein), (iv) export, directly or indirectly, the Licensed Software to any person or entity outside the United States in violation of applicable U.S. export laws, (v) sell, rent, lease, or otherwise transfer rights to the

Licensed Software, (vi) remove any proprietary notices or labels on the Licensed Software, (vii) separate, remove or replace any components of the Licensed Software provided by third parties (“Component Software”): use any Component Software independently of the Licensed Software; or use the Licensed Software without the Component Software.

If Customer has purchased a Developer’s license (as indicated on the Order Form) Customer may use one copy of the licensed software and the Software Developer’s Kit to develop and test custom enhancements. This also includes support for developers in accordance with Schedule B-1 for so long as the customer is subscribing to Maintenance and Support hereunder.

If Customer has purchased a non-production non-development license (as indicated on the Order Form), Customer may use one copy of the licensed software for quality assurance, testing or hot-standby use.

3. Installation of Upgrade and Update

The Terms and Conditions of this License Agreement shall apply to the initial copy of the Licensed Software as well as to any Upgrade or Update to the Licensed Software subsequently delivered to Customer. Customer must destroy all previous copies of the Licensed Software, however duplicated or archived, within thirty (30) days of installation of the Upgrade or Update. If the Upgrade or Update is to a Component Software of the Licensed Software, it may be used only as part of the single Licensed Software package and may not be separated for individual use.

4. Maintenance and Support

For one year from the Effective Date, Customer shall purchase maintenance and support services from FAST with respect to all software licensed hereunder. The Annual Maintenance and Support Fee entitles customer to the Support services described in Schedule B and the following maintenance services: (i) notification of and access to FAST software patches and documentation released by FAST; and (ii) notification of and access to Updates and Upgrades. Maintenance services do not include new modules released by FAST that include significantly different features and functionality, which are packaged and marketed as separate modules.

The Annual Maintenance and Support Fee is due and payable in advance at the time of payment of the Total Software License Fee. The Customer may elect between different levels of support, the alternatives of which are set out in Schedule B.

The Annual Maintenance and Support Fee in subsequent years shall be due and payable on each anniversary of the Effective Date, unless Customer notifies FAST in writing sixty (60) days in advance of such anniversary that Customer desires to terminate maintenance and support. If Customer terminates maintenance and support, FAST shall be under no obligation to resume providing such services to Customer under any circumstances.

If Customer licenses Add-on Modules or Capacity Increases effective on any date other than the Effective Date or any anniversary thereof, the Annual Maintenance and Support Fee for such Add-on Modules or Capacity Increases shall be pro-rated for the remainder of the year in question.

Under no circumstances will FAST be responsible for supporting or correcting any errors in the Licensed Software resulting from any modifications made to the Licensed Software by Customer, and FAST will not be liable for any loss or damage of any nature directly or indirectly caused by such modifications. Customer must install Updates that contain bug-fixes in order to receive Maintenance and Support.

FAST may, at its sole discretion, cease providing Maintenance and Support for any prior version of the Licensed Software six (6) months after an Upgrade is made available.

Furthermore, at such time as FAST decides to cease maintaining and supporting the Licensed Software for its entire customer base, FAST may cease providing Maintenance and Support two years after such decision is communicated by written notice to Customer.

5. License Fees

5.1. Invoices

FAST shall invoice the Customer in respect of the Total Software License Fee(s) on the Effective Date.

5.2. Future Purchases

The Customer may purchase additional Base

Packages, Add-on Modules and/or Capacity Increases upon payment to FAST of the fees therefore then in effect.

6. General Payment Conditions

Payment of Total Software License Fee, Annual Maintenance and Support Fee and any other fees shall be made by electronic wire transfer to a bank account to be designated in writing by FAST. Any invoices shall be due and payable within 28 days of the invoice date.

Overdue payments shall bear interest at the rate of 12% annually, or the maximum permitted by applicable law, whichever is less, and Customer shall reimburse FAST for all costs FAST incurs attempting to recover payments due.

The Total Software License Fee, Annual Maintenance and Support Fee and any other fees are up-front non-refundable fees.

All fees, of whatever kind, are exclusive of all sales taxes, use taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement, excluding, taxes based upon FAST’s net income. When FAST has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Customer unless Customer provides FAST with a valid tax exemption certificate authorized by the appropriate taxing authority.

In the event that any withholding taxes or any other similar taxes are imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this License Agreement Customer shall pay such taxes in such amounts as are necessary to ensure that FAST receives the full amount of the then due fees.

7. Delivery

FAST shall deliver one copy of the Licensed Software to Customer, including software keys to enable use of the Licensed Software, unless otherwise expressly stated in the Order Form.

8. Audit Right

FAST or its designee shall have the right to have a reputable third party inspect Customer’s data processing systems and records for the sole purpose of verifying that Customer has complied with these Terms and Conditions and reporting its findings to FAST. Such inspections will be made on not less than ten (10) days written notice, during regular business hours. If the inspection reveals an underpayment to FAST of license fees, the Customer shall pay to FAST the deficit. FAST shall bear the expense of such inspection unless the inspection reveals license fees that vary more than five percent (5%) from the license fees paid to FAST, in which case the Customer shall bear the costs associated with the inspection.

9. Limited Warranty

9.1       FAST is the owner or licensee of all intellectual properly rights in and to the Licensed Software and there is no pending litigation against FAST which could materially impact upon its ability to perform its obligations under this License Agreement.

9.2       FAST has full power and right to license the Licensed Software and perform all other terms of this License Agreement, and the use of Licensed Software, or the exercise of the licenses granted hereunder, will not violate or interfere with the intellectual property or contractual rights of any third party, including without limitation, those rights arising under copyright, trademark, trade secret or patent law, provided, however that FAST shall not be liable for breach of representation and warranty if a violation or interference occurs by reason of content supplied by Customer, content owners, and users or other third parties.

9.3       FAST warrants that, for a period of ninety (90) days from the Effective Date, the CD or other media on which the Licensed Software is furnished (“Media”) shall be free from defects in materials and workmanship under normal use and service.

9.4       In the event that such media is proven to be defective, FAST’s entire liability and Customer’s sole and exclusive remedy shall be replacement of the media or such part of the media not meeting FAST’s limited warranty, provided that Customer returns the media or such part of the media to FAST with a copy of Customer’s dated receipt. If failure of the media or any part of the media has resulted from accident, abuse, or misapplication of the Licensed Software, then FAST shall have no obligation to replace the media or any such part of the media under this limited warranty.

9.5       For a period of ninety (90) days from the Effective Date, the Licensed Software will substantially conform to the Documentation. If, during such 90 day period, the Licensed Software does not so conform, Customer’s sole remedy shall be to have FAST modify the Licensed Software so that the Licensed Software substantially conforms to the Documentation, and falling that, to refund to Customer all amounts paid hereunder.

9.6       FAST shall have no obligation or other liability with regard to any error or non compliance with the warranties set forth above that is caused, in whole or in part by; (a) modifications or alterations to the Licensed Software made by the Customer; (b) use of the Licensed Software by the Customer other than as contemplated herein; (c) products or services not provided by FAST; (d) the negligence or willful misconduct of Customer; (e) the Customer’s implementation and installation of the Licensed Software other than in accordance with instructions furnished by FAST; or (f) electrical malfunction. FAST shall have no liability to the Customer under this license agreement, or otherwise, by reason of content supplied by the Customer, content owners, and users or other third parties.

10. Indemnification

FAST agrees to indemnify and hold harmless the Customer from and against any and all third party claims or actions. Including any losses, costs, liabilities, reasonable attorney’s fees and other expenses arising from such claim or action, alleging that the Licensed Software infringes or violates any copyright, trademark, patent or trade secret of a third party, provided; (i) the Customer promptly gives written notice of any claim to FAST; (ii) the Customer provides any assistance which FAST may reasonably request for the defense of the claim; and (iii) FAST has the right to control of the defense or settlement of the claim. In any action based on an infringement Claim, FAST may, at its sole option, either: (x) obtain for Customer the right to continue using the Licensed Software, (y) replace or modify the Licensed Software with non-infringing software providing substantially the same functionality, or (z) terminate the license granted hereunder and give Customer a pro-rata refund of the license fee paid for the Licensed Software, calculated on the basis of straight line depreciation over three years.

11. Disclaimer of Warranties

THE LICENSED SOFTWARE IS PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, EXCEPT AS STATED IN SECTION 9. THE ENTIRE RISK AS TO THE RESULT AND PERFORMANCE OF THE LICENSED SOFTWARE IS ASSUMED BY CUSTOMER. EXCEPT AS STATED IN SECTION 9, FAST AND ITS LICENSORS AND SUPPLIERS MAKE NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED SOFTWARE OR THE USE OR OPERATION THEREOF AND SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12. Limitation of Liability

Except with respect to claims relating to breach of the confidentiality provisions herein, intellectual property infringement or use of the software by Customer outside of the scope of the license granted herein, under no circumstances shall either party’s aggregate liability to the other party arising out of or related to this License Agreement exceed the lesser of (i) the aggregate fees due or paid to FAST from Customer at the time of such Party’s claim or (ii) the actual damages sustained by such party, regardless of whether any action or claim is based on warranty, contract, tort or otherwise. Each party hereby releases the other party from all obligations, liability, claims or demand in excess of this limitation.

Neither FAST nor its licensors and suppliers, nor Customer, shall be liable for any special, indirect, incidental, or consequential damages, including, but not limited to, any loss of revenues, lost profits, loss of or inaccuracy of data, or lost or interrupted business, however caused and whether based in tort (including negligence), contract, or any other theory of liability, even if such entity has been advised of the possibility of such damages.

This limitation of liability shall apply to the maximum extent permitted by law.

13. Customer’s Representations and Warranties

Customer represents and warrants that it has the right to enter into this License Agreement, that Customer is a corporation duly organized and existing (and in good standing) under the laws of the country or state of its incorporation and has the power and authority (corporate or otherwise) to execute and deliver this License Agreement.

14. Title

Title, ownership rights, and any and all intellectual property rights in and to the Licensed Software shall remain in FAST and/or its licensors and suppliers. The Licensed Software is protected by copyright laws and international copyright treaties. Title, ownership rights, and intellectual property rights in and to the content accessed through the Licensed Software is the property of the applicable content owner and may be protected by applicable copyright or other law. This License Agreement gives Customer no rights to such content. Except as expressly provided herein, all right, title and interest in and to the Licensed Software remains with FAST and its licensors and suppliers.

15. U.S. Government-Restricted Rights

The Licensed Software is a “commercial item” as that term is defined in 48 CFR 12.101 (Oct. 1995), consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 CFR 12.212 (Sept. 1995). Consistent with 48 CFR 12.212 and 48 CFR 227.7202-1 through 227.7202-4 (June 1995), all U.S. Government End Users acquire the Software with only those rights explicitly set forth herein.

16. Purchases in Canada

If the Licensed Software is purchased in Canada, Customer agrees to the following: The parties hereto confirm that it is their wish that this license as well as any other documents relating hereto, including notices, has been and shall be written in the English Language (Les parties aux présentes confirment leur volonté que cette License de méme que tous les documents y compris et tout avis qui s’y rattache solent redigés en langue anglaise).

17. Press Releases and Other Promotions

The parties may publish press releases concerning the existence of this License Agreement and the terms hereof with the other party’s written consent which may not be unreasonably withheld. Otherwise no public statements concerning the existence or terms of the License Agreement will be made or released to any medium except with the prior approval of both parties or as required  by statute or regulation.

18. Confidential Information

During the term of this License Agreement and thereafter, each party will use and reproduce the other party’s Confidential Information only for the purposes of this Agreement and will restrict disclosure of the other party’s Confidential Information to its employees, Affiliates and employees of Affiliates, with a need to know who are under a binding obligation to comply with the restrictions set forth in this Section 18 and will not disclose the other party’s Confidential Information to any third-party without the prior written approval of the other party. Notwithstanding the foregoing, it will not be a breach of this License Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided that the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure.

As used in this License Agreement, the term “Confidential Information” refers to: (i) the prices set forth in this License Agreement; (ii) each party’s trade secrets, business plans, strategies, methods and/or practices; (iii) any other information relating to either party or its business that is not generally known to the public, including but not limited to information about either party’s personnel, products, customers, marketing strategies, services, pricing or future business plans. Notwithstanding the foregoing, the term “Confidential Information” specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this License Agreement, from its own independent sources as evidenced by such party’s written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either party’s employees or agents provided that either party can show that those employees or agents had  no access to the Confidential

Information received hereunder.

19. Term and Termination

19.1. Term

This License Agreement will become affective on the Effective Date and will remain in effect until terminated in accordance with the following paragraph.

19.2. Termination

Either party may terminate this License Agreement forthwith if the other party materially defaults under this License Agreement and fails to cure such default within 45 days after receipt of written notice of such default from the other party.

Either party may terminate this License Agreement forthwith if the other party files a petition for bankruptcy, or makes an assignment for the benefit of the creditors, or a receiver is appointed for the other party or its business.

19.3. Results of Termination

All Licenses granted herein shall become null and void upon the termination of this License Agreement. Following the termination of this License Agreement, for whatever reason, Customer shall return to FAST any and all software program documentation or any other materials, copies or reproductions of the foregoing, relating to the Licensed Software, and Upgrade(s), Update(s) and enhancements thereto. Further, upon termination of this License Agreement, both parties shall promptly, and in any event within 30 days following termination, return to the other party all other property and Confidential Information belonging to the other, in all forms partial and complete, in all types of media and computer memory, and whether or not merged with other materials, or to the extent such return is not reasonably practical, will destroy the foregoing and provide the originating party with a certificate by an officer of the company certifying destruction.

20. Force Majeure

Neither party shall be liable to the other for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure.

Events of Force Majeure are events beyond the control of the party which occur after the time of signing of this License Agreement and which were not reasonably foreseeable at the time of signature of this License Agreement and whose effects are not capable of being overcome without unreasonable expense or loss of time to the party concerned. Events of Force Majeure shall include (without being limited to) war, acts of government, natural disasters, fire and explosions.

21. independent Contractors

Nothing in this License Agreement shall create, evidence or imply any agency, partnership or joint venture between the parties. Neither party shall act or describe itself as the agent of the other nor shall it represent that it has any authority to make commitments on the other’s behalf.

22. Sevarability

If any provision of this License Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this License Agreement shall continue in full force and effect. The Judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render such provision enforceable.

23. Assignment

Either party shall have the right, at its own discretion and at any given time during the Term of this License Agreement, to assign the License Agreement to an Affiliate. FAST may assign this License Agreement to any successor of FAST. The Customer may assign this License Agreement to any successor of the Customer, provided, however, that the successor is not a competitor of the business and affairs of FAST.

24. Counterparts

This License Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

25. Notices

Except as may be otherwise provided herein, all notices, requests, demands, waivers and other communications made pursuant to this License Agreement shall be in writing and shall be conclusively deemed to have been duly given upon receipt: (i) if delivered by hand or (ii) if delivered by DHL or similar internationally recognized overnight courier or (iii) if delivered by certified mall return receipt requested.

Notices are to be sent to FAST to the address at stated on top of the Order Form, Attn. Legal Department. A copy of the notice shall be sent to Fast Search & Transfer Inc., Attn. Legal Department, 93 Worcester Street, Wellesley, MA 02481, USA, facsimile +1 781 304 2410. Notices to the Customer are to be sent to the address set out in the Order Form.

26. Choice of Law and Forum

This License Agreement, its interpretation, performance or any breach thereof, will be construed in accordance with, and all questions with respect thereto will be determined by, the laws of the Commonwealth of Massachusetts. Both parties hereby irrevocably submit any disputes under this License Agreement to the Jurisdiction of the courts located in the Commonwealth of Massachusetts.

27. Miscellaneous

This License Agreement represents the complete agreement concerning the subject matter hereof and supersedes all prior agreements and representations between the parties.

This License Agreement may only be amended in writing, executed by both parties.

28. Survival

All terms of this License Agreement that by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assigns.